Exhibit 99.13

HANDA LAB’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, references in this section to “we”, “us”, “our” and “the Company” refer to the business and operations of Handa Lab Co., Ltd. and its consolidated subsidiaries prior to the Business Combination. Unless otherwise indicated, all dollar amounts (“$”) are expressed in thousands.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes and other information included as an exhibit to Amendment No. 2 to Form 8-K, of which this exhibit forms a part. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below in this section and those discussed in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included elsewhere in the Form 8-K, as amended, of which this exhibit forms a part. Additionally, our historical results are not necessarily indicative of the results that may be expected for any period in the future.

Overview

Handa Lab was established in 2021 and specializes in the manufacture and sale of intelligent monitoring systems, machine vision and laser testing systems, and data gathering systems. The Company offers a diverse range of equipment and software, tailored to meet specific customer requirements in terms of specifications, functions, standards, and delivery timelines. Handa Corporation Co., Ltd., in which the Company holds a 60% stake, was established in 2023 and specializes in the manufacture and sale of intelligent robotic systems.

The Company specializes in providing customized solutions across various industries, leveraging AI and vision technologies. The Company offers intelligent monitoring systems, machine vision systems, autonomous driving systems, and collaborative robot systems, all tailored to meet specific industry needs, showcasing the Company’s versatility and technological expertise. The primary focus is on two types of products and two research and development projects: the Intelligent Monitoring System, Machine Vision and Laser Inspection Systems, Collaborative Robot Control System, and Electric Vehicle Autonomous Charging Robot System.

The Intelligent Monitoring System utilizes IP and CCTV cameras for real-time monitoring of factories, offices, and farms. By integrating deep learning-based intelligent solutions, it helps prevent product defects, accidents, and theft while providing comprehensive video data. Key features include real-time monitoring of production and assembly lines, rapid and accurate inspections using proprietary deep learning models, quantitative recording of inspection results, and the ability to mark and review specific events in recorded footage.

The Machine Vision and Laser Inspection Systems employ industrial cameras and laser displacement sensors to enhance product quality inspections and alignment processes. The Company offers machine vision solutions compatible with Cognex and Keyence systems, laser-based inspection solutions using Keyence and Gocator sensors, as well as data collection and analysis solutions. These systems improve efficiency through optimized optical design and can be integrated with various software platforms, including Python, C#, LabVIEW, and VB.NET.

The Collaborative Robot Control System provides control systems for industrial and collaborative robots, focusing on automated piece picking, palletization, and autonomous mobile robots for logistics. The Company is also developing robotic vision and intelligence solutions using platforms such as Ubuntu, ROS, Python, and C/C++, reflecting the Company’s commitment to advancing automation technologies in industrial applications.

The Electric Vehicle Autonomous Charging Robot System integrates cooperative autonomous navigation, precise robot control for automatic charging, and high-safety mobile secondary batteries. A key innovation is the development of an autonomous charging robot system for electric vehicles, which includes charging connector docking technology, a charging application, and a control system to manage the autonomous EV charging robot, movable battery system, and user applications.

To date, the Company holds six patents related to its technological innovations, covering areas such as autonomous towing devices for EV charging, autonomous navigation systems, pickup systems for EV charging robots, real-time road map generation, cooperative autonomous driving systems, and improved positioning accuracy using environmental sensors and precise maps. This patent portfolio highlights the Company’s commitment to innovation and strengthens its position in the autonomous systems and electric vehicle charging markets.

Segments

Although the Company offers multiple products, the Chief Executive Officer of the Company, who has been determined to be the CODM, manages the Company as a whole and makes decisions at the consolidated level. There are no segment managers who are held accountable for operating and financial results or the product and service mix offered by the Company.

Components of Results of Operations

Revenue

The Company manufactures smart monitoring visual systems and laser inspection systems. The specifications, functions, and delivery dates vary depending on the demand of customers. The Company recognizes revenue at a point in time or over time when it satisfies performance obligations under the terms of its contracts, and control of its products is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products.

Cost of sales

Cost of sales represent all direct and indirect costs associated with the manufacturing of our products. Cost of goods sold consists primarily of direct costs associated with inventory. Cost of sales also includes inventory allocated personnel-related expenses and allocated facilities and overhead costs.

Other operating income

All other operating income consists of government support income. The Company receives grants from local government agencies and public institutions in relation to asset acquisition and research activity that are necessary for the Company’s operating activities. Government grants are either deducted from the carrying amount of the related assets or recognized as income when there is reasonable assurance that the Company will comply with the relevant conditions and that the grant will be received.

Selling, general, and administrative expenses

Selling, general and administrative expenses consist of corporate service functions such as finance expense, legal, human resources and information technology, as well as rent, utilities, depreciation, amortization and insurance costs.

Other non-operating income and expense

Other non-operating income primarily includes miscellaneous income, and other expenses primarily includes miscellaneous losses of a small amount.

Finance income

Finance income primarily includes realized gain on deposit or loan.

Finance expense

Finance expense primarily consists of interest incurred on our finance leases, financing obligations and outstanding loans, as well as losses on derivatives.

Gain (loss) on foreign currency

Gain (loss) on foreign currency primarily consists of the translation of monetary assets and liabilities denominated in foreign currencies.

Results of Operations for the Years Ended December 31, 2025 and 2024 (in thousands, except as otherwise noted)

The following table provides our consolidated operating results for the periods indicated and percentage of revenue for each line item.

	Year Ended December 31
	2025		2024		Change
	($)	(%)	($)	(%)	($)	(%)
Revenues	458	100.0	488	100.0	(30)	(6.1)
Cost of sales	(512)	(111.8)	(344)	(70.5)	(168)	48.8
Other operating income	247	53.9	439	90.0	(192)	(43.7)
Selling, general and administrative expenses	(603)	(131.7)	(737)	(151.0)	134	(18.2)
Operating loss	(410)	(89.6)	(154)	(31.5)	(256)	166.2
Other non-operating income and losses, net	(80)	(17.5)	3	0.6	(83)	(2766.7)
Income taxes (benefit)*	—	—	—	—	—	—
Net loss from operations	(490)	(107.1)	(151)	(30.9)	(339)	224.5

*	not meaningful

Overall Operating results

The Company generated total revenues of $458, representing a decrease compared to $488 in 2024. The Company continued to incur an operating loss of $410 for the twelve months ended December 31, 2025. The operating margin deteriorated from (31.5)% in 2024 to (89.6)% in 2025, primarily attributable to an increase in cost of sales and a significant decline in other operating income, partially offset by a reduction in selling, general and administrative expenses.

Revenues

Revenues were $458 for the twelve months ended December 31, 2025, compared to $488 for the twelve months ended December 31, 2024, a decrease of $30, or 6.1%. This decrease was primarily attributable to a lower number of projects completed and delivered during 2025 compared to 2024.

Cost of sales

Cost of sales were $512 for the twelve months ended December 31, 2025, compared to $344 for the twelve months ended December 31, 2024, an increase of $168, or 48.8%. This increase was primarily attributable to higher production costs and a less favorable project mix compared to the prior year.

Other operating income

Other operating income was $247 for the twelve months ended December 31, 2025, compared to $439 for the twelve months ended December 31, 2024, a decrease of $192, or (43.7)%. This decrease was primarily attributable to a reduction in government subsidies compared to the prior year.

Selling, general and administrative expenses

Selling, general and administrative expenses were $603 for the twelve months ended December 31, 2025, compared to $737 for the twelve months ended December 31, 2024, a decrease of $134, or 18.2%. The decrease in SG&A expenses was primarily attributable to a reduction in research and development expenses compared to the prior year.

Other non-operating income

Other non-operating income and losses, net was a loss of $80 for the twelve months ended December 31, 2025, compared to income of $3 for the twelve months ended December 31, 2024, representing a decrease of $83. This change was primarily driven by changes in other non-operating items.

Interest income was $6 for the twelve months ended December 31, 2025, compared to $9 for the twelve months ended December 31, 2024, representing a decrease of $3.

Interest expense was $6 for the twelve months ended December 31, 2025, compared to $6 for the twelve months ended December 31, 2024, with no material change. Interest expenses are incurred from long-term borrowings and finance lease liabilities.

Other non-operating expenses also included a loss on derivatives of $81 for the year ended December 31, 2025.

Liquidity and Capital Resources (in thousands, except as otherwise noted)

Sources of Liquidity

In assessing liquidity, we monitor and analyze cash on-hand and operating expenditure commitments. Our business is capital intensive and requires expenditures for, among other things, the purchase and maintenance of equipment used in our operations. Our short-term and long-term liquidity needs arise primarily from working capital requirements, capital expenditures, including expansion projects and principal and interest payments related to our outstanding indebtedness. The Company plans to continue to fund its operations through its existing cash and cash equivalents, as well as through future equity offerings, debt financing, other third-party funding, and operational cash flow. Our liquidity as of December 31, 2025 and 2024 is as follows (in thousands):

	December 31, 2025	December 31, 2024
Cash and cash equivalents	$461	$554
Working capital	$(102)	$295
Accumulated deficit	$(1,034)	$(547)

Our future liquidity requirements will depend on many factors, including funding needed to support other business opportunities and expenditures, and funding for working capital and general corporate purposes. We expect to satisfy our liquidity requirements through cash on hand, cash generated from operations and additional financing. During the twelve months ended December 31, 2024, we raised $338 of additional capital financing through a paid-in capital increase.

Cash Flows

Cash flows associated with operating, investing, and financing activities for the twelve months ended December 31, 2025 and December 31, 2024 are summarized as follows:

	Year Ended December 31,		Change
	2025	2024	($)	(%)
Net cash (used in) operating activities	$(312)	$(88)	(224)	254.5
Net cash provided by (used in) investing activities	209	(136)	345	253.7
Net cash (used in) provided by financing activities	(5)	555	(560)	100.9
Decrease (increase) in cash and cash equivalents	$(108)	$331	(439)	132.6

Net Cash Used in Operating Activities

Cash flows used in operating activities were $312 for the year ended December 31, 2025, compared to $88 for the year ended December 31, 2024, representing an increase in cash outflows of $224, or 254.5%.

The increase in cash outflows was primarily attributable to a higher net loss, which increased from $151 in 2024 to $489 in 2025. This was partially offset by an increase in non-cash adjustments, which rose from $34 in 2024 to $125 in 2025. In addition, changes in operating assets and liabilities increased from $28 in 2024 to $52 in 2025, further contributing to the increase in cash outflows.

Net Cash Provided by (Used in) Investing Activities

Cash flows provided by investing activities were $209 for the year ended December 31, 2025, compared to cash flows used in investing activities of $136 for the year ended December 31, 2024, representing an improvement of $345.

This change was primarily attributable to net cash inflows from short-term financial instruments, including proceeds of $211 from dispositions, as well as increased cash inflows from the collection of loans of $70. These inflows were partially offset by cash outflows related to acquisitions of property, plant and equipment of $28, acquisitions of intangible assets of $22, increases in leasehold deposits of $16, and increases in loans of $18. Additionally, repayments of government grants contributed $11 to investing cash inflows.

Net Cash (Used in) provided by Financing Activities

Cash flows used in financing activities were $5 for the year ended December 31, 2025, compared to cash flows provided by financing activities of $555 for the year ended December 31, 2024.

The decrease was primarily attributable to the absence of financing inflows such as proceeds from long-term borrowings and capital increases that were recognized in the prior year. In 2025, financing activities mainly consisted of cash outflows of $5 related to the repayment of finance lease liabilities.

Cash flows associated with operating, investing, and financing activities for the twelve months ended December 31, 2024 and December 31, 2023 are summarized as follows:

	Year Ended December 31,		Change
	2024	2023	($)	(%)
Net cash used in operating activities	$(88)	$(191)	103	53.9
Net cash used in investing activities	(136)	(200)	64	32.0
Net cash provided by financing activities	555	15	540	3600.0
Net increase(decrease) in cash and cash equivalents	$331	$(376)	707	188.0

Net Cash Used in Operating Activities

Cash flows used in operating activities were $88 for the year ended December 31, 2024 compared to $191 for the year ended December 31, 2023, representing a decrease in cash outflows of $103, or 53.9%. The decrease is related to several factors. There was a reduction in net loss from $172 for the year ended December 31, 2023 to $151 for the corresponding period in 2024. Additionally, there was an increase in adjustments for non-cash items, rising from $20 in 2023 to $34 in 2024, and a change in assets and liabilities from a decrease of $39 to an increase of $28.

Net Cash Used in Investing Activities

Cash flows used in investing activities were $136 for the year ended December 31, 2024 compared to $200 for the year ended December 31, 2023, a decrease of $64, or 32.0%. The decrease was primarily attributable to several factors. Cash outflows related to the purchase of property, plant, and equipment decreased by $14, while cash outflows increased by $140 due to the acquisition of short-term financial instruments. At the same time, cash inflows of $291 were generated from the disposition of short-term financial instruments. Additionally, cash inflows increased by $53 due to the repayment of government grants, and cash outflows related to acquisitions of intangible assets and increases in leasehold deposits decreased by $23. Furthermore, cash outflows of $462 were incurred due to an increase in loans, partially offset by cash inflows of $389 from the collection of loans.

Net Cash Provided by Financing Activities

Cash flows provided by financing activities were $555 for the year ended December 31, 2024, primarily due to a cash inflow of $338 from a capital increase through the issuance of new shares, a cash outflow of $2 related to share issuance costs, a cash outflow of $25 from the repayment of finance lease liabilities, and a cash inflow of $244 from proceeds from long-term borrowings.

Cash flows associated with operating, investing, and financing activities for the years ended December 31, 2023 and December 31, 2022 are summarized as follows:

Debt

The Company borrowed $218 from Hana Bank in South Korea in May 2022. The loan matures in May 2027 and is subject to an interest rate ranging from 1.06% to 2.04%. The Company is providing its building and attached land as collateral to the lender in connection with a facility loan, and the building is currently being used as the Company’s research center. Additionally, the Company borrowed $227 from Hana Bank in South Korea in July 2024. The loan matures in May 2029 and is subject to an interest rate of 0.46% to 0.51%. The Company benefits from a 5.5% interest rate subsidy provided for loans by the Korea Institute for Advancement of Technology.

Dissenting Shareholder Appraisal Rights

In connection with the share exchange transactions contemplated by the share exchange agreements dated February 10, 2025, as amended (collectively, the “Agreements”), by and among the Company, EMT Sub Co., Ltd. (“EMT Sub”), and the other operating companies party thereto, shareholders who formally dissented at the general meeting of shareholders held to approve the share exchange (the “Share Exchange EGM”) were granted statutory appraisal rights under the Korean Commercial Code (the “Appraisal Rights”).

Pursuant to the Agreements, dissenting shareholders may obtain the Appraisal Rights by delivering to the Company, within 20 days from the date of the Share Exchange EGM, a written notice identifying the class and number of shares for which appraisal rights are elected (the “Appraisal Shares”). Upon receipt of valid notice, the Company is contingently required to repurchase the Appraisal Shares within two (2) months, provided the Share Exchange remains in effect and the dissenting shareholder does not withdraw its notice (by mutual agreement with the Company), after which any unpaid amount will begin to accrue interest at a statutorily dictated 6% interest rate per annum. The repurchase price for Appraisal Shares is determined by mutual agreement between the Company and the applicable dissenting shareholder through the Agreements.

Management accounts for these appraisal rights as a liability under ASC 480 measured at fair value, with changes recognized in earnings, until the obligation becomes unconditional at merger close. In connection with the transaction, the Company recognized a derivative liability of $81,060 and a corresponding loss on derivative as of December 31, 2025.

In January 2026, the Company completed a comprehensive share exchange transaction pursuant to the approved share exchange agreement and became a wholly owned subsidiary of EMT Sub Co., Ltd. The payment amount was approximately $4.80 million as of the closing of the share exchange transaction and continues to accrue statutory interest until the actual payment date.

Contractual Obligations

The following table presents a summary of our contractual obligations, including payments due by period, as of December 31, 2025:

($ in thousands)	2026	2027	2028	2029	Total
Operating lease(1)	4	2	—	—	6
Finance lease(1)	7	7	4	—	18
Debt obligations(2)	—	255	132	45	432
Total	11	264	136	45	456

(1)	Future lease payment obligations for operating and finance lease liabilities.

(2)	Long-term debt principal repayment obligations for Hana bank loans and the loan from the Company’s CEO.

As of December 31 2025, there have been no material changes to our contractual obligations and commitments since December 31, 2025.

Going Concern

The going concern assumption contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

However, substantial doubt about the Company’s ability to continue as a going concern exists. Primarily due to a decline in sales associated with the business, the Company incurred losses of $489 and net cash outflows from operating activities of $312 for the year ended December 31, 2025. In addition, the Company reported negative working capital of $102 and cash and cash equivalents of $461 as of December 31, 2025.

Furthermore, the Company incurred losses of $151, $172, and $188 for the years ended December 31, 2024, 2023, and 2022, respectively, and net cash outflows from operating activities of $88, $191, and $223 for the same periods. Absent any other action, the Company will require additional liquidity to continue its operations over the next 12 months.

The Company is evaluating strategies to obtain the required additional funding for future operations. These strategies may include, but are not limited to, obtaining equity financing, issuing debt or entering into other financing arrangements, and restructuring operations to increase revenues and reduce expenses. However, based on the current economic environment and the Company’s financial condition, the Company may be unable to access additional equity or debt financing when needed. As such, there can be no assurance that the Company will be able to obtain additional liquidity when needed or on acceptable terms, if at all.

The consolidated financial statements included as an exhibit to Amendment No. 2 to Form 8-K, of which this exhibit forms a part, have been prepared assuming that the Company will continue as a going concern and, accordingly, do not include any adjustments that might result from the outcome of this uncertainty.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates.

Interest Rate Risk

The Company’s cash and cash equivalents primarily consist of cash on hand and short-term, highly liquid investments with original maturities of three months or less from the date of purchase and are mainly comprised of bank deposits. As of December 31, 2025 and December 31, 2024, the Company had $461 and $554 of cash and cash equivalents, respectively. The Company’s investments are exposed to market risk due to fluctuations in interest rates, which may affect its interest income and fair market value of its investments. However, due to the short-term nature of the Company’s investment portfolio, the Company does not believe an immediate 10% increase or decrease in interest rates would have a material effect on the fair value of its portfolio. The Company therefore does not expect its operating results or cash flows to be materially affected by a sudden change in market interest rates.

Off-Balance Sheet Arrangements

During the period presented, the Company did not have any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.

Critical Accounting Policies and Use of Estimates

The above discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements. The preparation of financial statements in conformity with GAAP requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and disclosures of contingent assets and liabilities. Our significant accounting policies are described in Note 1. Summary of Significant Accounting Policies of the accompanying consolidated financial statements of the Company included as an exhibit to Amendment No. 2 to Form 8-K, of which this exhibit forms a part. Critical accounting policies are those that we consider to be the most important in portraying our financial condition and results of operations and also require the greatest amount of judgments by management. Judgments or uncertainties regarding the application of these policies may result in materially different amounts being reported under different conditions or using different assumptions. We consider the following policies to be the most critical in understanding the judgments that are involved in preparing the consolidated financial statements.

Revenue Recognition

The Company recognizes revenue at a point in time or over time when it satisfies performance obligations under the terms of its contracts, and control of its products is transferred to its customers in an amount that reflects the consideration the Company expects to receive from its customers in exchange for those products. This process involves identifying the customer contract, determining the performance obligations in the contract, determining the transaction price, allocating the transaction price to the distinct performance obligations in the contract, and recognizing revenue when the performance obligations have been satisfied. A performance obligation is considered distinct from other obligations in a contract when it (a) provides a benefit to the customer either on its own or together with other resources that are readily available to the customer and (b) is separately identified in the contract. The Company considers a performance obligation satisfied once it has transferred control of a good or product to a customer, meaning the customer has the ability to direct the use and obtain the benefit of the product.

Inventories

Inventories are stated at the lower of cost and net realizable value. The cost of inventories is determined by the specific identification method for raw materials, work in progress and finished goods.

Property, Plant and Equipment and Intangible Assets

Property, plant, and equipment are stated at cost. Plant and equipment under finance leases are stated at the present value of the lease payments. Depreciation on property, plant and equipment is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful life of buildings is 40 years, while the estimated useful life of machinery and equipment, vehicles, furniture and fixtures is 5 years.

Intangible assets are stated at cost. Amortization on intangible assets is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful life of patent is 7 years, while the estimated useful life of software is 5 years.

The Company also receives grants from local government agencies and public institutions in relation to research activity. Government grants are either deducted from the carrying amount of the related assets or recognized as income when there is reasonable assurance that the Company will comply with the relevant conditions and that the grant will be received.

Foreign Currency

The functional currency of Handa Lab is the Korean won. Transactions in foreign currencies are translated into the functional currency of the Company at the exchange rates at the dates of the transactions. Transaction gains and losses are included in “Gain/Loss on foreign currency” in the consolidated statements of operations. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date, which are included in the “Effect of exchange rate changes on cash and cash equivalents, and restricted cash” in the consolidated statements of cash flows.

Assets and liabilities of the Company are translated into U.S. dollars, the reporting currency, at the exchange rate in effect at the end of each period. Revenue and expenses for the Company are translated into U.S. dollars using average rates that approximate those in effect during the period. Currency translation adjustments are included in “accumulated other comprehensive income (loss),” a separate component of stockholders’ equity.

Recent Accounting Pronouncements

See Note 1.(24) to the audited annual consolidated financial statements for the years ended December 31, 2025 and 2024 included as an exhibit to Amendment No. 2 to Form 8-K, of which this exhibit forms a part, for recently issued accounting pronouncements not yet adopted as of the dates of the statement of financial position included as an exhibit to Amendment No. 2 to Form 8-K, of which this exhibit forms a part.